Exhibit 21

             Subsidiaries


          Avcon Industries, Inc., a Kansas Corporation

          Butler National Services, Inc., a Florida Corporation, formerly Lauderdale Services, Inc.

          BCS Design, Inc., a Kansas Corporation

          Butler National, Inc., a Nevada Corporation

          Butler Temporary Services, Inc., a Missouri Corporation

          Butler National Corporation, a Nebraska Corporation, formerly Woodson Avionics, Inc.

          Kansas International Corporation, a Kansas Corporation

          Butler National Service Corporation, a Kansas Corporation